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                                                                    EXHIBIT 99.1

                                                            [BORDERS GROUP LOGO]


          CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995--"SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS


This report and other written reports and oral statements made from time to time by Borders Group, Inc. (the "Company") may contain so-called "forward-looking" statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by the use of words such as "expects," "seeing," "anticipates," "plans," "agendas," "will," "estimates," "believes," "may," "indicates," "forecasts," "focusing," "guidance," "outlook," "projects," "initiatives," "strives," "seeks," "goals," "objectives "assumes," "looks," "should," "supports," "comfortable with," "confident," and other words of similar meaning. One also can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company's growth strategy, future financial performance (including sales and earnings projections), shareholder value, share repurchases, strategic alternatives, potential alliances or the anticipated benefits therefrom, marketing and expansion plans, its plans related to store openings, closings and remodels, the addition of the Seattle's Best Coffee and Paperchase brands to Borders stores, and the impact of growth initiatives. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of risks and uncertainties, including some that are known and some that are not. Although it is not possible to predict or identify all such factors, they may include the following:

     - consumer demand for the Company's products, particularly during the holiday season, which is believed to be related to a number of factors, including general economic and geopolitical conditions and overall consumer spending patterns, weather conditions and, with respect to the mall business, overall mall traffic;

     - an unexpected increase in competition, including Internet competition and competition resulting from electronic or other alternative methods of delivery of books, music, videos and other products to consumers, or unanticipated margin or other disadvantages relative to our competitors;

     - asset impairments relating to under-performing stores or other unusual items;

     -    changes in accounting rules;

     - the continued availability of adequate capital to fund the Company's operations;

     - uninsured losses from risks such as terrorism, earthquakes or floods for which no, or limited, insurance coverage is maintained;

     - higher than anticipated interest, occupancy, labor, distribution and inventory shrinkage costs;

     -    energy disruptions, shortages or higher than anticipated energy costs;


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     -    adverse litigation expenses or results;

     -    unanticipated work stoppages or increased labor costs;

     - higher than anticipated costs associated with the closing of under performing stores;

     - unanticipated increases in the cost of the merchandise sold by the Company or in occupancy costs;

     - the performance of the Company's initiatives, including international expansion the Seattle's Best and Paperchase initiatives and the store remodel program;

     -    the stability and capacity of the Company's information systems;

     - unanticipated costs or problems relating to the informational technology systems required for the operations of the Company'

     -    changes in foreign currency exchange rates; and

     - the continued ability of the Company to locate and develop suitable sites for its superstore expansion and kiosk programs.


The Company does not undertake any obligation to update forward-looking statements.